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                                                                    EXHIBIT 10.3

                           EURONET INTERNATIONAL, INC.

                               ADVISORY AGREEMENT

THIS AGREEMENT made as of the 26th day of March 2002, by and between Euronet, International, Inc. a Nevada Corporation (hereinafter referred to as "Euronet") whose principal office located at 430 East 86th Street, #9D, New York, NY 10028 and MEDICAL DISCOVERIES, INC. (hereinafter "MDI" or "Company"), a Utah corporation with principal offices located at 738 Aspenwood Lane, Twin Falls, ID 83301.

WHEREAS EURONET, a business and financial advisory firm, consists of principals with expertise in corporate operations, mergers and acquisitions, leveraged buyouts, investor and public relations, raising funds and rendering strategic business and financial advice focused on actualizing various financing and operational strategies; and

WHEREAS MDI requires a business and financial plan to serve as a basis to secure financing through a private placement with accredited investors and/or an Initial Public Offering ("IPO") via the Internet utilizing a Dutch auction and/or a reverse merger; and

WHEREAS EURONET is prepared to enter into an advisory agreement with MDI for the purposes of developing and structuring a business and financial plan, producing an investor slide presentation, producing a corporate financial model, and preparing a private placement memorandum complete with summary and backup pro-forma financials. Such advisory services are for the purpose of negotiating various transactions (each, a "Transaction"), specifically advising on the funding, management team, and structuring any financing including a reverse merger transaction applicable to MDI; and

WHEREAS MDI seeks to retain the services of Euronet to perform on a best efforts basis one or more of the following services for MDI:

       (a) Document Preparation inclusive of business advisory and consulting services to develop and structure a business and financial plan, produce an investor slide presentation, produce a corporate financial model, and prepare a private placement memorandum complete with summary and backup pro-forma financials;

       (b) Business Advisory Services including but not limited to introducing MDI to accredited investor funding sources, providing public relations services, and raising financing and venture capital funds on behalf of the Company (Euronet shall use its best efforts on behalf of MDI to raise such funds in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act") under Section 505 or Section 506 of Regulation D and MDI shall use its best efforts to prepare and approve an acceptable subscription agreement to accompany the appropriate documents in which said funds may be raised);

       (c) Business Advisory and Introductory Services focused on: (i) corporate strategic relationships (each, a "Transaction") which result in the generation of revenues for MDI (The Company shall be required to report all such private transactions on Form D to the



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           Securities and Exchange Commission); and, (ii) merger and acquisition services, upon payment of the appropriate optional fees.

WITNESSETH that MDI its affiliates, successors and assigns has engaged Euronet and its affiliates, successors and assigns, as appropriate, to act as its financial advisor with respect to the Company's continuing review of strategic and financial planning matters on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the aforesaid, it is hereby agreed by and between the parties as follows:

ARTICLE I -- PERIOD OF PERFORMANCE

The term of this best efforts Advisory Agreement is for twelve (12) months. Euronet shall advise MDI with respect to personnel that may be required from a strategic perspective.

ARTICLE II -- EXCLUSIVITY AGREEMENT

During the term of this Agreement, Euronet shall be the exclusive agent for the purposes for which this Advisory been executed. As such Euronet will receive full credit for any transactions, whether or not it is the procuring cause, during the exclusivity period. All transactions that are the subject of this Advisory Agreement, including issuing securities, shall be subject to the approval of MDI's Board of Directors in their sole discretion.

ARTICLE III -- FEE BASED COMPENSATION

MDI agrees to compensate Euronet for performance of the advisory and business services described herein as follows:

       (a) COMMON AND PREFERRED STOCK--Euronet shall receive 4.9% of the issued and outstanding shares of common and preferred stock in MDI immediately upon the closing of one or more Transactions equaling or greater than one million dollars in certificate form. In addition, for the duration of this agreement, MDI shall issue all necessary shares to maintain Euronet's 4.9% ownership of MDI excluding any shares Euronet receives in connection with the Initial Retainer or other source. The stock should bear a restriction legend but is subject to piggyback registration rights as set forth in this Agreement. The execution of this Agreement by MDI shall constitute an endorsement of the stock certificate.

       (b) INITIAL RETAINER--Euronet's initial retainer of $50,000 (Euronet agrees that in lieu of cash it will accept 360,000 Common shares of
           MDI), payable within five (5) business days of the date of this Agreement, shall include payment for developing and structuring a business and financial plan, producing an investor slide presentation, producing a corporate financial model, and preparing a private placement memorandum complete with summary and backup pro-forma financials, all to be completed within 60 days of the date of this Agreement.

       (c) COMMON STOCK PURCHASE WARRANTS--Upon Euronet being the procuring cause for an investment equal to or greater than $1 million, either by way of debt or equity, into MDI, common stock purchase warrants in the amount of 10% of the investment exercisable for five (5) years. The exercise price of the common stock purchase warrants shall be equal to 120% of the purchase price paid by the investor in the case of an equity offering. In the case of a debt offering, Euronet's exercise price shall be 120% of the average price after the first 20 trading days following the closing of the offering.


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       (d) MONTHLY RETAINER--After the company receives one million dollars through financing procured by Euronet, Euronet shall receive a monthly retainer of $6,000 per month for 12 consecutive months.

       (e) STRATEGIC RELATIONSHIP SUBSEQUENT TRANSACTIONS-- MDI hereby agrees that in the event that Euronet is responsible for introducing MDI to another party or entity that becomes a purchaser or licensee of MDI goods, services or technology at any time during the three year period from the date of the payment of the initial retainer (the "Term") and that, as a result of such introduction, a Strategic Relationship between such party or entity and MDI is consummated (a "Consummated Transaction"), MDI shall pay to Euronet a fee (the "Fee") equal to: (1) 2% of the gross revenues received by MDI on a quarterly basis from said Customer or any portion thereof of the consideration paid in such Transaction over a one year period; and
           (2) stock warrants issued quarterly exercisable within three (3) years from the date of issuance or they shall expire. The number of stock warrants shall equal 2% of the gross revenues on a quarterly basis and shall be issued within twenty business days of the completion of each quarter. The exercise price of such warrants shall be 120% of the average daily market closing price as provided by edrefyus.com or Bloomberg.com at the election of Euronet during the 90 day period immediately prior to the end of the quarter for said Consummated Transaction. However in the event MDI is not a public company the exercise price shall be 100% of the last price paid by a bona fide investor.

ARTICLE IV -- CASH EQUIVALENT COMPENSATION

Transactions that result in any "cash equivalent" consideration being received by MDI shall result in an immediate payment of the percentage owed of the "cash equivalent" compensation in the form in which it was received. "Cash equivalent" as used herein means any stock, stock options, warrants, rights, underwriter warrants, promissory notes or other forms of compensation if the consideration paid in the Consummated Transaction consists of securities of the acquiring party, securities of MDI or securities of any other entity, the cash consideration to be paid in the Consummated Transaction shall be deemed to include, for purposes of calculating the Fee, any payments or distributions of cash or any other assets made to MDI or to the principals of MDI simultaneously with the Consummated Transaction if such payments or distributions were agreed to in the Consummated Transaction.

ARTICLE V -- TRANSFER OF STOCK

The following representations are made relating to the private stock of MDI in the event pursuant to the terms of this Agreement any stock or warrants are delivered to Euronet:

       (a) RESTRICTED LEGEND AND PIGGYBACK REGISTRATION RIGHTs--Any shares transferred to Euronet are restricted for one year under Rule 144 and will bear an appropriate legend. However, in the event the Company seeks to offer securities through a bona fide primary or secondary offering of its securities in the public marketplace, the Company will automatically, without the necessity of any request, register the above issued shares of stock under the Securities Act for resale to the public in the event that such a public offering is initiated. These rights, commonly referred to as piggyback registration rights, are subject to limitations, including the right of the underwriters to limit the number of shares included in such registration. If the number of shares is so limited, MDI will include shares with piggyback registration rights in the registration statement in accordance with their priority level, subject to the consent of the underwriter. The Company is generally required to bear all of the expenses of all these registrations, except underwriting discounts, selling commissions, applicable transfer taxes and fees of counsel retained by any shareholder. Registration of any of the shares of common stock held by security holders with registration rights would result in such shares becoming freely tradable without restriction under the securities Act immediately upon effectiveness of the registration. All warrants


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           must be exercised prior to the cutoff date established by the
           Company's underwriters for inclusion in the piggyback registration.

       (b) RESTRICTIONS ON SALE AND TRANSFER OF SECURITIES--The securities offered hereby have not been registered under the Securities Act of 1933 and are being transferred in lieu of payment of an initial cash and monthly retainer. Euronet further understands the provisions of Rule 144 may be applicable regarding the current public information requirement. In addition under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares acquired privately or indirectly from the Company or from an Affiliate, for at least one (1) year, or who is an Affiliate, is entitled to sell within any three (3) month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's common stock or the average weekly trading volume in the Company's common stock during the four calendar weeks immediate preceding such sale. A person (or persons whose shares are aggregated) who is not deemed to have been an Affiliate at any time during the 90 days preceding a sale, and who has beneficially owned restricted shares for at least three years, is entitled to sell all such shares under Rule 144 without regard to the volume limitations, current public information requirements, manner of sale provisions or notice requirements. Euronet will only sell its shares after obtaining a written opinion from the Company's General Counsel that the provisions of Rule 144 do not restrict the sale of all or a portion of the shares sought to be sold. Said opinion shall be rendered at the expense of MDI.

ARTICLE VI -- BUSINESS ADVISORY SERVICES

Euronet will assist with the preparation of a business plan, with any private placement memorandum subscription agreement and other documents prepared by MDI in connection with the referral of bona fide accredited investors to MDI, the Company agrees to cooperate in providing all necessary due diligence materials to Euronet. No document shall be delivered to any investor without the Company's knowledge and approval.

ARTICLE VII -- BOARD OF DIRECTORS

Upon raising five million dollars attributable to Euronet, either during the exclusivity period or upon being the procuring cause of over five million dollars, then Euronet shall have the right to designate a seat for a one (1) year term on the board of directors of MDI, subject to the approval of MDI Shareholders, which approval MDI's Board of Directors shall recommend. As a prerequisite to acceptance of a board seat by Euronet or its delegate, MDI must obtain Directors and Officers Liability Insurance.

ARTICLE VIII -- EXPENSES

Expense Reimbursement--Euronet shall send monthly statements that shall include receipts and evidence of expenses detailing the expenses incurred. Euronet shall not be permitted to obtain any expense reimbursement in excess of $1,000.00 in the aggregate unless the expenditures are pre-approved in writing or email. MDI shall pay said expenses promptly upon receipt of a billing statement, subject to pre defined detailed guidelines for said expenses.

ARTICLE IX -- COMPANY INFORMATION

       (a) INDEMNITY--Since Euronet must at all times rely upon the accuracy and the completeness of information supplied to it by officers, directors, agents and employees of MDI, in any proceeding or suit which may arise out of the relationship to Euronet, MDI agrees to indemnify and hold Euronet, its officers, directors, employees, and affiliates harmless for any false or misleading information which was provided to Euronet by MDI.


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       (b) SEPARATE LIABILITY--No party to this agreement shall be liable for any damages for failure to perform its obligations hereunder due to any cause beyond their control.

       (c) TERMINATION BY EURONET--Euronet shall be entitled to terminate this Agreement forthwith without prejudice to any of its rights hereunder in the event that MDI shall:

           i. DEFAULT--Fail to pay any sum due under the terms of this Agreement on the date due and shall fail to cure such failure within seven (7) days after having received notice of such failure; or

           ii. BREACH--By materially breaching any other term of this Agreement and failure within twenty-one (21) days notice to cure such breach.

       (d) TERMINATION BY MDI--MDI shall have the right to terminate this Agreement at any time upon notice to Euronet in the event the following milestones have not been achieved within the following time periods:

           i. MDI shall have raised at least $1 million in capital within the first 30 days of the term of this Agreement.

           ii. MDI shall have raised at least $5 million in capital within the first 90 days of the term of this Agreement.

           iii. MDI shall have raised at least $10 million in capital within the first 180 days of the term of this Agreement.

ARTICLE X -- CONFIDENTIALITY

Each party agrees that during the course of this Agreement, information that is confidential or of a proprietary nature may be disclosed to the other party, including, but not limited to, product and business plans, software, technical processes and formulas, source codes, product designs, sales, costs and other unpublished financial information, advertising revenues, usage rates, advertising relationships, projections, and marketing data ("Confidential Information"). Each party and affiliates shall use Confidential Information only for the purposes contemplated by this Agreement, and shall not use or disclose it to any third party except with the prior written consent of the providing party. Confidential Information shall not include information that the receiving party can demonstrate (a) is, as of the time of its disclosure, in the public domain, or thereafter becomes part of the public domain through a source other than the receiving party, (b) was known to the receiving party as of the time of its disclosure, (c) is independently developed by the receiving party, or (d) is subsequently learned from a third party not under a confidentiality obligation to the providing party.

ARTICLE XL -- INDEMNIFICATION

       (a) MDI agrees to indemnity, defend, and shall hold harmless Euronet, its affiliates, and/or their agents, and to defend any action brought against said parties with respect to any claim, demand, cause of scion, debt or liability arising out of this Agreement, including reasonable attorneys' fees to the extent that such action is based upon a claim that if true would constitute a breach of any of MDI's representations, or any Client Content to be provided by Client and does not violate any rights of third parties, including, without limitation, rights of publicity, privacy, patents, copyrights, trademarks, trade secrets, and/or licenses.

       (b) Euronet agrees to indemnify, defend, and shall hold harmless MDI, its directors, employees and agents, and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees, to


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           the extent that such an action arises out of the gross negligence or willful misconduct of Euronet or any actions by Euronet or its agents, employees or affiliates.

       (c) Notice -- In claiming any indemnification hereunder, the indemnified party shall promptly provide the indemnifying party with written notice of any claim, which the indemnified party believes falls within the scope of the foregoing paragraphs. The indemnified party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified party shall not be final without the indemnified party's written consent, which shall not be unreasonably withheld.

       (d) Limitation of Liability -- Neither MDI nor Euronet shall have any liability with respect to their obligations under this Agreement or otherwise for consequential, exemplary, special, incidental, or punitive damages even if the other party has been advised of the possibility of such damages. In any event, the liability of Euronet to MDI for any reason and upon any cause of action, regardless of the form in which the legal or equitable action may be brought, including, without limitation, any action in tort or contract, shall not exceed the amounts paid by MDI to Euronet hereunder; provided, however, that this limitation shall not apply to the indemnification obligations of Euronet as set forth above.

ARTICLE XII -- ASSIGNMENT

The rights and obligations of MDI and Euronet under this Agreement shall inure to the benefit of and be binding upon their successors and assigns, Euronet shall not delegate or subcontract its obligations hereunder without the prior written consent of MDI.

ARTICLE XIII -- ARBITRATION/JURISDICTION OF ARBITRATION PANEL

Any controversy or claim arising out of or relating to this contract or the breach hereof shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The parties also agree that the AAA Optional Rules for Emergency Measures of Protection shall apply to the proceedings. Notwithstanding any rules of the AAA the matter may be heard upon application or a party telephonically upon two days notice for an injunction and ten days notice otherwise with both parties required to waive their personal appearances and appear via telephone. It is the intention of this provision not to cause a party and its witnesses to be disadvantaged by having to travel great distances to have its cause heard. This Agreement shall in all respects be interpreted and construed under the laws of the State of New York. Jurisdiction for any arbitration shall lie in the City and State of New York.

ARTICLE XIV -- NOTICES

Any notice which is required or desired under this Agreement shall be given in writing and may be sent by personal delivery or by mail any of the following methods email combined with a confirmatory Fax or United States mail, postage prepaid, or Federal Express or similar generally recognized overnight carrier, addressed as follows subject to the right to designate a different address by notice similarly given:




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        TO MDI:
        Medical Discoveries, Inc.
        (Attention: Judy M. Robinett)
        738 Aspenwood Lane
        Twin Falls, ID 83301
        Tel:  (208) 736-1799
        Fax:  (208) 736-9075
        Email:  judymr@magiclink.com

        WITH A COPY TO:
        Stole Rives LLP
        Attn:  Stephen R. Drake
        101 S. Capitol Blvd., Suite 1900
        Boise, ID  83702
        Tel:  (208) 387-4286
        Fax:  (208) 389-9040
        Email:  srdrake@stoel.com

        TO EURONET:
        Euronet International, Inc.
        (Attention: John C. Baird)
        430 East 86th Street, #9D
        New York, NY 10028
        Tel:  (212) 879-6385
        Fax:  (603) 917-8484
        Email:  EuronetIntl@aol.com

ARTICLE XV -- DEFAULT

In the event that, for any reason, MDI shall fail to pay to Euronet all or any portion of any Fee when due, interest shall accrue and be payable on the unpaid cash balance thereof from the date when first due through and including the date when actually collected by Euronet at a rate equal to ten percent (10%) per annum. Additionally all future payments that have been earned but are not yet due shall be accelerated and become due within thirty days after the first default. At the option of MDI and Euronet, any interest accrued and payable may be convertible into stock options and/or warrants in an amount and on terms and conditions to be agreed between the parties.

ARTICLE XVI -- NO AGENCY

The parties expressly intend and agree that Euronet will not be, and will not hold itself out as being, an agent of MDI. Euronet will have no authority to bind MDI to any agreement or obligation, express or implied.

ARTICLE XVII -- WARRANTS

Any Warrant issued by the Company shall be done promptly and shall have terms and conditions which do not conflict with this Agreement in the event the underlying securities or warrants are restricted the Company grants Euronet piggyback registration rights and will use its best efforts to clear Rule 144 restrictions.


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ARTICLE XVIII -- PAYMENTS

All payments under this Agreement shall be wired to a New York City bank to be designated by Euronet at the time of completion of a Transaction.

ARTICLE XIX -- MISCELLANEOUS

EURONET AND MDI. Euronet, its employees, and affiliates will maintain the confidentiality of MDI and not violate any insider trading rules. Euronet shall not release any press releases alluding to MDI without the express written permission of MDI. Only an instrument in writing executed by all the parties hereto may amend this Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement. Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement. This Agreement may be executed in counterparts and a facsimile copy bearing the signature of a party shall be the same for all purposes as an original. It supersedes all prior or contemporaneous communications, representations and agreements, whether oral or written, with respect to the subject matter hereof and has been induced by no representations, statements or agreements other than those expressed herein. No oral agreements hereinafter made between the parties shall be binding on either party unless reduced to writing and signed by an authorized officer of the party bound.

IN WITNESS THEREOF, the parties have agreed to and executed this Agreement on the dates set forth below their respective signatures.

ACCEPTED AND AGREED                        ACCEPTED AND AGREED

EURONET INTERNATIONAL, INC.                MEDICAL DISCOVERIES, INC. ("EURONET")
                                           ("MDI")


By: /s/ John C. Baird                      By: /s/ Judy M. Robinett
    --------------------------------           ---------------------------------
Name: John C. Baird                        Name: Judy M. Robinett
Title: Chief Executive Officer             Title: President and CEO
Date: March 26, 2002                       Date: March 25, 2002





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